Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports 18.9% Increase in Net Income
on 7.4% Increase in Revenue for Third Quarter Fiscal 2007
     Orders grow 19% and backlog reaches record level of $47.6 million
BATAVIA, NY, January 26, 2007 — Graham Corporation (AMEX: GHM) today reported results of operations for the third quarter and first nine months of fiscal 2007 which ended December 31, 2006. Net sales for the third quarter were $14.5 million, up $996 thousand, or 7.4%, from the third quarter of fiscal 2006, while net income increased $106 thousand, or 18.9%, to $666 thousand, or $0.17 per diluted share, compared with $560 thousand, or $0.15 per diluted share, for the prior year period.
Capacity expansions, upgrades to process heavier oil and new projects in the global oil refinery market, continue to drive order and sales growth.
James R. Lines, Graham’s President and COO, commented, “We continue to see strong demand for our ejector systems from the global oil refinery industry. It is important to note that we have refinery and petrochemical project customers placing orders earlier in their design cycle in order to ensure that they have Graham equipment in the refinery and petrochemical projects. As a result, backlog is building and order to ship time has expanded from a historical eight to ten month period out to 12 months, and in some instances, 18 months.”
Gross margin for the third quarter of fiscal 2007 was 23.4% compared with gross margin of 26.6% in the same prior year period. Greater material and employment costs negatively impacted gross margin in the third quarter.
Offsetting the lower gross margin was a reduction in selling, general and administrative (SG&A) expenses. SG&A for the third quarter was $2.4 million, or 16.6% of net sales, compared with $2.7 million, or 20.2% of net sales, in the same quarter of the previous year. Cost reductions were made in advertising, travel and entertainment, and sales meeting expenses. Variable compensation expenses have also decreased. Operating margin of 6.8% for the third quarter was 40 basis points higher than the 6.4% operating margin experienced for the same prior year period.
Mr. Lines commented, “Currently in our backlog are a few remaining lower margin orders that were booked nine to 12 months ago. These orders are expected to be shipped by the end of our quarter ending June 30, 2007. Over the last nine months, we have been more selective in accepting orders and, as a result, anticipate more robust margins going forward”
Sequentially from the second quarter of fiscal 2007, net sales were down $1.4 million, or 8.8%, reflecting the slow down typically realized in Graham’s third quarter, which historically has been Graham’s lowest revenue quarter. Despite the lower level of net sales in the third quarter when compared with the second quarter of fiscal 2007, gross margin improved 310 basis points. Graham’s second quarter included production inefficiencies.
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Graham Corporation Reports Third Quarter Fiscal 2007 Results January 26, 2007	Page 2
Nine Month Review
For the first nine months of fiscal 2007, net sales increased 14.5% to $45.0 million from $39.3 million during the first nine months of the prior year. For the first nine months, gross margin was 23.8%, down from 29.4% for the first nine months of the prior year. SG&A expense was $7.2 million, or 16.1% of net sales, for the nine-month period compared with $7.5 million, or 19.2%, of net sales for the same prior period. For the nine-month period, operating margin was 8.1% compared with 10.3% for the same period in fiscal 2006. Net income for the first nine months of fiscal 2007 was $2.3 million, or $0.60 per diluted share, compared with $2.6 million, or $0.70 per diluted share, for the same period last year.
In December 2006, Congress extended and made retroactive to January 1, 2006 research and development credits for engineering applications applicable to Graham. We currently have a study in-process to evaluate the potential tax benefit of this credit and the potential favorable impact to our fiscal 2007 tax provision.
Balance Sheet and Cash Management
Net cash provided by operating activities was $3.5 million for the first nine months of fiscal 2007, up sequentially from $2.7 million net cash used by operating activities for the first six months of fiscal 2007, but lower than $7.4 million for the first nine months of the prior year. Year-over-year for the first nine months, the timing of accounts receivable resulted in a $4.0 million change in cash balances.
Capital expenditures were $484 thousand and $1.2 million for the third quarter and first nine months of fiscal 2007, respectively, compared with $447 thousand and $927 thousand for the same prior year periods. Capital expenditures for fiscal 2007, used primarily for plant productivity and information technology enhancements, are expected to be between $1.4 and $1.8 million.
Outlook
Orders for the third quarter of fiscal year 2007 were $17.1 million, an increase of 19%, compared with $14.3 million during the third quarter last fiscal year. For the nine-month period, orders increased from $47.6 million last fiscal year to $59.3 million this fiscal year, an increase of 25%.
Backlog was a record $47.6 million at December 31, 2006, compared with $30.3 million at the end of the third quarter the prior fiscal year and $45.0 million at the end of the second quarter of the current fiscal year. Current backlog consists of approximately 50% for refinery projects, 35% to the petrochemical and chemical industry, 3% to the power generation sector and 12% to other industrial or commercial applications. Approximately 89% of orders currently in backlog are expected to be converted to sales within 12 months.
Mr. Lines concluded, “In the latter portion of the third quarter, we established and began ramping up our outsourcing capabilities such that we expect higher levels of net sales in the fourth quarter than we have been able to achieve historically. As a result, we believe full year revenue will be in the mid-$60 million range, at the lower end of our previously stated expectations. Although changes in customer requirements, such as delayed delivery dates and the speed with which our outsourced manufacturing partners can tool up may have the potential to push sales to the next quarter, our fourth quarter has historically been the strongest. We believe that higher overall total production hours, both in-house and outsourced, coupled with production efficiencies will enable us to capitalize on the opportunities presented to us in this strong market cycle.”
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Graham Corporation Reports Third Quarter Fiscal 2007 Results January 26, 2007	Page 3
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast on January 26, 2007 at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The conference call can be accessed by calling 973-935-2970 approximately 5 -10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The archived webcast will be at http://www.graham-mfg.com. A transcript will also be posted once available.

•	A replay can also be heard by calling 1-973-341-3080 and entering passcode 8315567. The telephonic replay will be available from 1:00 p.m. EST the day of the teleconference through Friday, February 2, 2007 at 11:59 p.m. EST.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which the Company operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports Third Quarter Fiscal 2007 Results January 26, 2007	Page 4
Graham Corporation Third Quarter Fiscal 2007
Consolidated Statements of Operations and Retained Earnings
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$14,500	$13,504	$45,011	$39,297
Cost of products sold	11,110	9,909	34,279	27,735

Gross profit	3,390	3,595	10,732	11,562

Gross profit margin	23.4%	26.6%	23.8%	29.4%
Other expenses and income:
Selling, general and administrative	2,400	2,730	7,233	7,530
Operating income	990	865	3,499	4,032
Operating profit margin	6.8%	6.4%	7.8%	10.3%
Other income	—	—	(148)	—
Interest expense	2	4	8	13

Total other expenses and income	2,402	2,734	7,093	7,543

Income before income taxes	988	861	3,639	4,019
Provision for income taxes	322	301	1,294	1,406

Net income	666	560	2,345	2,613

Retained earnings at beginning of period	18,787	15,958	17,301	14,082
Dividends	(97)	(94)	(290)	(271)

Retained earnings at end of period	$19,356	$16,424	$19,356	$16,424

Per Share Data:
Basic:
Net income	$.17	$.15	$.60	$.73

Diluted:
Net income	$.17	$.15	$.60	$.70

Average common shares outstanding:
Basic:	3,900,666	3,716,406	3,885,843	3,589,696
Diluted:	3,937,708	3,846,411	3,937,304	3,720,407

Dividends declared per share	$.025	$.025	$.075	$.075

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Graham Corporation Reports Third Quarter Fiscal 2007 Results January 26, 2007	Page 5
Graham Corporation Third Quarter Fiscal 2007
Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	December 31,	March 31,
	2006	2006

Assets
Current assets:
Cash and cash equivalents	$2,092	$570
Investments	11,679	10,418
Trade accounts receivable, net of allowances ($47 and $28 at December 31, and March 31, 2006, respectively).	7,338	5,978
Unbilled revenue	3,789	4,978
Inventories, net	5,466	5,115
Domestic and foreign income taxes receivable	273	114
Deferred income tax asset	19	19
Prepaid expenses and other current assets	269	203

Total current assets	30,925	27,395
Property, plant and equipment, net	8,457	7,954
Deferred income tax asset	815	2,107
Prepaid pension asset	5,185	3,076
Other assets	17	24

Total assets	$45,399	$40,556

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$32	$45
Accounts payable	5,885	4,135
Accrued compensation	2,731	3,310
Accrued expenses and other liabilities	1,531	1,573
Customer deposits	2,928	1,553

Total current liabilities	13,107	10,616

Long-term debt	9	30
Accrued compensation	285	276
Other long-term liabilities	88	191
Accrued pension liability	248	232
Accrued postretirement benefits	2,010	2,104

Total liabilities	15,747	13,449

Stockholders’ equity:
Preferred stock, $1.00 par value -
Authorized, 500,000 shares
Common stock, $.10 par value -
Authorized, 6,000,000 shares Issued and outstanding, 3,887,490 and 3,832,390 shares at December 31 and March 31, 2006, respectively	389	383
Capital in excess of par value	9,983	9,517
Retained earnings	19,356	17,301
Accumulated other comprehensive income (loss)
Cumulative foreign currency translation adjustment	4	(1)
Notes receivable from officers and directors	(80)	(93)

Total stockholders’ equity	29,652	27,107

Total liabilities and stockholders’ equity	$45,399	$40,556

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Graham Corporation Reports Third Quarter Fiscal 2007 Results January 26, 2007	Page 6
Graham Corporation Third Quarter Fiscal 2007
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2006	2005

Operating activities:
Net income	$2,345	$2,613

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	663	590
Discount accretion on investments	(315)	(163)
Stock-based compensation expense	59	—
Gain on disposal of property, plant and equipment	(13)	(2)
Deferred income taxes	1,291	1,403
(Increase) decrease in operating assets:
Accounts receivable	(1,360)	2,664
Unbilled revenue	1,189	(553)
Inventories	(351)	1,509
Domestic and foreign income taxes receivable/payable	(158)	(106)
Prepaid expenses and other current and non-current assets	(69)	(166)
Prepaid pension asset	(2,109)	—
Increase (decrease) in operating liabilities:
Accounts payable	1,750	826
Accrued compensation, accrued expenses and other current and non-current liabilities	(726)	446
Customer deposits	1,375	1,342
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(71)	(2,977)

Total adjustments	1,155	4,813

Net cash provided by operating activities	3,500	7,426

Investing activities:
Purchase of property, plant and equipment	(1,152)	(927)
Proceeds from sale of property, plant and equipment	15	1
Purchase of investments	(22,446)	(25,262)
Redemption of investments at maturity	21,500	15,500

Net cash used by investing activities	(2,083)	(10,688)

Financing activities:
Decrease in short-term debt, net	—	(1,872)
Proceeds from issuance of long-term debt	3,073	1,226
Principal repayments on long-term debt	(3,110)	(1,262)
Issuance of common stock	413	1,294
Sale of treasury stock	—	3,568
Collection of notes receivable from officers and directors	13	52
Dividends paid	(290)	(261)

Net cash provided by financing activities	99	2,745

Effect of exchange rate on cash	6	(1)

Net increase (decrease) in cash and equivalents	1,522	(518)
Cash and cash equivalents at beginning of period	570	724

Cash and cash equivalents at end of period	$2,092	$206

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Graham Corporation Reports Third Quarter Fiscal 2007 Results January 26, 2007	Page 7
Graham Corporation Third Quarter Fiscal 2007
Additional Information
Order and Backlog Trend
(Dollar amounts in thousands)
ORDER AND BACKLOG TREND

	Q1 06 6/30/05	Q2 06 9/30/05	Q3 06 12/31/05	Q4 06 3/31/06	FY 2006 3/31/06	Q1 07 6/30/06	Q2 07 9/30/06	Q3 07 12/31/06
Orders	$20,425	$12,833	$14,337	$18,630	$66,225	$20,032	$22,125	$17,127
Backlog	$31,145	$30,002	$30,278	$33,083	$33,083	$38,642	$45,000	$47,597

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